EXHIBIT INDEX


Page No.           Identifcation and Classification of the Subsidiary
   6               Which Acquired the Security Being Reported on by the
                   Parent Holding Company.

                               EXHIBIT


    The Aetna Casualty and Surety Company, an insurance company and wholly-owned subsidiary of Aetna Life and Casualty Company.

      769,075 shares of Common Stock;  Par Value $.02